CONFIDENTIALITY AGREEMENT

Lawson Products, Inc.

8770 W. Bryn Mawr Avenue, Suite 900

Chicago, IL 60631

March 20, 2017

Luther King Capital Management Corporation

301 Commerce Street, Suite 1600

Fort Worth, TX 76102

Attn: Jacob D. Smith

Gentlemen:

This letter agreement is effective as of the date first written above in connection with the appointment of J. Bryan King (the “LKCM Designee”) to the Board of Directors (the “Board”) of Lawson Products, Inc. (the “Company”). The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, the LKCM Designee may, if and to the extent he desires to do so, disclose information he obtains while serving as a member of the Board to you and the LKCM Representatives (as hereinafter defined), and may discuss such information with any and all such persons. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and the LKCM Representatives, you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or the LKCM Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by the LKCM Designee, or by or on behalf of the Company or any of its subsidiaries or affiliates, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. “LKCM Representatives” shall mean affiliates of or funds managed by LKCM and the agents, representatives, attorneys, advisors, directors, officers and employees of LKCM or any such affiliate or fund.

1. The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the LKCM Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of the LKCM Representatives’ possession on a non-confidential basis prior to its being furnished to you or any of the LKCM Representatives by the LKCM Designee, or by or on behalf of the Company or any of its subsidiaries or affiliates, or (iii) is received from a source other than the LKCM Designee, the Company or any of the Company’s subsidiaries or affiliates; provided, that in the case of (ii) or (iii) above, the source of such information was not reasonably believed by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.

2. You and the LKCM Representatives will, and you will cause the LKCM Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to the extent expressly permitted by this letter agreement and you may privately disclose any of such information to LKCM Representatives (i) who need to know such information for the sole purpose of advising you or your (or your affiliates’ or funds’) investment in the Company and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by the LKCM Representatives as if they were parties to this letter agreement. It is understood and agreed that the LKCM Designee shall not disclose to you or the LKCM Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute a waiver of the Company’s attorney client privilege or attorney work product privilege. “Legal Advice” as used in this letter agreement shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3. In the event that you or any of the LKCM Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at the Company’s cost and expense. Nothing herein shall be deemed to prevent you or the LKCM Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your legal counsel advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of the LKCM Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to securities of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Securities Exchange Act of 1934 or the rules promulgated thereunder.

4. You acknowledge that (a) neither the Company nor any of its subsidiaries or affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) neither the Company nor any of its subsidiaries or affiliates shall have any liability to you or to any of the LKCM Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

5. All Evaluation Material shall remain the property of the Company. Neither you nor any of the LKCM Representatives shall by virtue of any disclosure of and/or use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no designee of yours is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of the LKCM Representatives’ possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Evaluation Material has been destroyed, erased or deleted, as the case may be). The undertakings in this paragraph shall not apply to Evaluation Material which you or any LKCM Representative must retain under any applicable law, rule, regulation or internal compliance requirement, in which case you and the applicable LKCM Representative shall retain them in accordance with and for the purpose of that law, rule, regulation or internal compliance requirement and otherwise upon the confidentiality terms of this letter agreement. Notwithstanding the return, destruction or erasure or deletion of Evaluation Material, you and the LKCM Representatives will continue to be bound by the obligations contained herein.

6. You acknowledge, and will advise the LKCM Representatives, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws. Accordingly, you shall not, and you shall advise the LKCM Representatives not to, trade or engage in any derivative or other transaction involving the Company’s securities on the basis of Evaluation Material that constitutes material non-public information involving the Company in violation of such laws.

7. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

8. You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

9. Each of the parties (a) consents to submit to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

11. All notices, consents, requests, instructions, approvals and other communications provided for in this letter agreement and all legal process in regard to this letter agreement shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile is transmitted to the facsimile number set forth below or sent to the email address set forth below, (b) if delivered by overnight courier to the address specified below, on the next business day, or (c) if given by any other means, when actually received at the address specified below (or in each case at such other address, notice of which shall be delivered to the other party in accordance with this Section 11):

if to the Company:	Lawson Products, Inc.
8770 W. Bryn Mawr Avenue
Suite 900
Chicago, Illinois 60631
Attention: Neil E. Jenkins, Executive Vice President Secretary and General Counsel
Email: Neil.Jenkins@lawsonproducts.com

if to the LKCM Group:	Luther King Capital Management Corporation
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
Attention: Jacob D. Smith
Email: jsmith@lkcm.com

12. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

13. This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

14. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties to this letter agreement.

15. This letter agreement shall expire twelve (12) months from the date on which no designee of yours remains a director of the Company, except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its subsidiaries or affiliates as defined under 18 U.S.C. § 1839(3).

16. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

LAWSON PRODUCTS, INC.

By	/s/ Michael G. DeCata
	Name:	Michael G. DeCata
	Title:	President & CEO

Accepted and agreed as of the date first written above:

LUTHER KING CAPITAL MANAGEMENT CORPORATION

By	/s/ Jacob D. Smith
	Name:	Jacob D. Smith
	Title:	Principal, General Counsel & CCO